Exhibit 5.1

[LETTERHEAD OF O’MELVENY & MYERS LLP]

November 3, 2003

Red Robin Gourmet Burgers, Inc.

5575 DTC Parkway, Suite 110

Greenwood Village, CO 80111

Re:    Registration of Common Stock of Red Robin Gourmet Burgers, Inc.

Ladies and Gentlemen:

At your request, we have examined the registration statement on Form S-3 (the “Registration Statement”) of Red Robin Gourmet Burgers, Inc., a Delaware corporation (the “Company”), in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 3,458,673 shares of the Company’s common stock, par value $0.001 per share (“Common Stock”). Of the 3,458,673 shares of Common Stock registered  under the Registration Statement, 750,000 shares are proposed to be offered by the Company (the “Company Shares”) and 2,708,673 shares are proposed to be offered by four of the Company’s existing stockholders (the “Selling Stockholder Shares”).

We are of the opinion that:

(i)    The Company Shares have been duly authorized by all necessary corporate action on the part of the Company and, upon payment for and delivery of the Company Shares as contemplated by the Registration Statement and the countersigning of the certificate or certificates representing the Company Shares by a duly authorized signatory of the registrar for the Common Stock or the book-entry of the Company Shares by the transfer agent for the Company’s Common Stock in the name of The Depository Trust Company or its nominee, the Company Shares will be validly issued, fully paid and non-assessable.

(ii)    The Selling Stockholder Shares have been duly authorized by all necessary corporation action on the part of the Company and are validly issued, fully paid and non-assessable.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the heading “Legal Matters” in the Prospectus constituting part of the Registration Statement.

Respectfully submitted,

/S/    O’MELVENY & MYERS LLP